February 2014

Pricing Sheet dated February 18, 2014 relating to

Amendment No. 1 dated February 13, 2014 to

Preliminary Terms No. 101 dated February 12, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015

Principal at Risk Securities

PRICING TERMS — FEBRUARY 18, 2014
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$8,863,000
Payment at maturity:	▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment

▪      If the final index value is less than the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has declined by no more than 10% from the initial index value:

$10

▪      If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 10% from the initial index value:

$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 10%, and possibly all of your principal amount.
Upside payment:	$1.80 per security (18% of the stated principal amount)
Downside threshold:	2,805.696, which is 90% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 3,117.44
Final index value:	The index closing value of the underlying index on the valuation date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	February 18, 2014
Original issue date (settlement date):	February 21, 2014
Valuation date:	August 18, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Postponement of a Determination Date” in the accompanying product supplement no. MS-5-I
Maturity date:	August 21, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-5-I
CUSIP / ISIN:	48127E767 / US48127E7673
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$8,863,000.00	$177,260.00	$8,685,740.00
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. MS-5-I.

The estimated value of the securities on the pricing date as determined by JPMS was $9.691 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-5-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Amendment no. 1 to preliminary terms no. 101 dated February 13, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214001208/e57489fwp.htm

Product supplement no. MS-5-I dated January 30, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000497/e47078_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.